Aflac Incorporated Form 8-K
EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES FIRST QUARTER RESULTS,
DECLARES SECOND QUARTER CASH DIVIDEND,
AFFIRMS 2013 OPERATING EPS TARGET

COLUMBUS, Georgia - April 24, 2013 - Aflac Incorporated today reported its first quarter results.

Reflecting the weaker yen/dollar exchange rate, revenues were relatively unchanged at $6.2 billion during the first quarter of 2013, compared with a year ago. Net earnings were $892 million, or $1.90 per diluted share, compared with $785 million, or $1.68 per share, a year ago.

Net earnings in the first quarter of 2013 included after-tax realized investment gains, net of realized investment losses, of $102 million, or $.21 per diluted share, compared with net after-tax losses of $29 million, or $.06 per diluted share, a year ago. After-tax realized investment losses from impairments in the quarter were $35 million, or $.08 per diluted share. After-tax realized investment gains from securities transactions in the quarter were $77 million, or $.16 per diluted share. On an after-tax basis, hedging costs related to certain dollar investments of Aflac Japan were $3 million in the quarter, or $.01 per diluted share. Realized after-tax net investment gains from other derivative and hedging activities in the quarter were $63 million, or $.14 per diluted share.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company's underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items. Aflac's derivative activities primarily include: foreign currency, interest rate and credit default swaps in variable interest entities that are consolidated; foreign currency swaps associated with the company's senior and subordinated notes; and foreign currency forwards used in hedging foreign exchange risk on U.S. dollar-denominated securities. Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company's insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan's yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, which includes the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the first quarter were $790 million, compared with $814 million in the first quarter of 2012. Operating earnings per diluted share decreased 2.9% to $1.69 in the quarter, compared with $1.74 a year ago. The weaker yen/dollar exchange rate decreased operating earnings per diluted share by $.15 for the first quarter. Excluding the impact from the weaker yen, operating earnings per share increased 5.7%.

Total investments and cash at the end of March 2013 were $107.4 billion, compared with $118.2 billion at December 31, 2012. Total investments and cash were negatively impacted by the weaker yen and the conclusion of a six-month securities lending program that began in the third quarter of 2012.

In the first quarter, Aflac repurchased approximately $150 million, or about three million shares, of its common stock. At the end of March, the company had 19.4 million shares available for purchase under its share repurchase authorization.

During the first quarter, the company refined its methodology for valuing privately issued securities held in its consolidated investment portfolio. The adoption of this new valuation methodology, combined with changes in market conditions, reduced shareholders' equity at March 31, 2013, by $582 million, compared with December 31, 2012. Shareholders' equity was $15.5 billion, or $33.34 per share, at March 31, 2013, compared with $16.0 billion, or $34.16 per share, at December 31, 2012. Shareholders' equity at the end of the first quarter included a net unrealized gain on investment securities and derivatives of $2.0 billion, compared with a net unrealized gain of $2.6 billion at the end of December 2012. The annualized return on average shareholders' equity in the first quarter was 22.6%. On an operating basis (excluding total net realized investment gains/losses in net earnings, and unrealized investment and derivative gains/losses in shareholders' equity), the annualized return on average shareholders' equity was 23.4% for the first quarter.

AFLAC JAPAN

Aflac Japan's total revenues in yen were up 9.7% in the first quarter of 2013. Premium income in yen rose 9.8%. Net investment income increased 7.3%. Investment income growth in yen terms was magnified by the weaker yen/dollar exchange rate because approximately 40% of Aflac Japan's first quarter investment income was dollar-denominated. The pretax operating profit margin increased slightly over the first quarter of 2012, improving from 21.3% to 21.5%. Pretax operating earnings in yen increased 10.7%.

For the first quarter, Aflac Japan's results in dollar terms were suppressed by the weaker yen/dollar exchange rate. The average yen/dollar exchange rate in the first quarter of 2013 was 92.59, or 14.0% weaker than the average rate of 79.59 in the first quarter of 2012.

Reflecting the weaker average yen in the first quarter, premium income in dollars decreased 5.9% to $3.9 billion. Net investment income in the first quarter was $674 million, or 7.6% lower than 2012. Total revenues decreased 5.9% to $4.6 billion. Pretax operating earnings declined 4.8% to $989 million.

In the first quarter, total new annualized premium sales rose 2.6% to ¥53.8 billion, or $578 million. Third sector sales, cancer and medical products combined, decreased 7.1% in the quarter. During the same period, bank channel sales decreased 13.2%. Ordinary life sales, including WAYS which decreased 1.9%, were up 7.3% for the quarter. This result was better than expected and was primarily driven by consumers who wanted to make insurance purchases of first sector products ahead of the rate increase effective April 2, 2013.

AFLAC U.S.

Aflac U.S. total revenues increased 3.9% to $1.4 billion in the first quarter. Premium income increased 4.0% to $1.3 billion, and net investment income was up 3.4% to $157 million. The pretax operating profit margin decreased slightly from 19.6% a year ago to 19.5%. Pretax operating earnings were $281 million, an increase of 3.6% for the quarter.

Aflac U.S. total new annualized premium sales decreased 5.2% to $332 million. Additionally, persistency in the quarter was 74.7%, which was unchanged from a year ago.

DIVIDEND

The board of directors declared the second quarter cash dividend. The second quarter dividend of $.35 per share is payable on June 3, 2013, to shareholders of record at the close of business on May 22, 2013.

OUTLOOK

Commenting on the company's first quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Although the underlying strong results were masked by a significantly weaker yen, we are pleased with our overall results in the first quarter of 2013. Aflac Japan produced solid financial results that exceeded our expectations for the quarter. Aflac Japan's overall sales were up due to the advanced purchases of products prior to a scheduled premium increase. Third sector sales on the other hand, were down for the first quarter as expected. However, we believe consumer response to our third sector products will be strong in the second half of 2013. As such, we continue to expect that Aflac Japan's sales of third sector products will be flat to up 5% for the year.

“While Aflac U.S. sales declined in the quarter, we believe sales will be weighted more toward the latter half of the year. Therefore, we are retaining our objective of a flat to 5% sales increase for the year. The foundation of Aflac U.S. is strong and we are focused on expanding our reach to employees at companies of all sizes. We continue to look for opportunities to leverage our strong brand and relevant product portfolio in the evolving health care environment.

“Low investment yields, particularly in Japan, remain a significant challenge. As such, we continue to invest a significant portion of our cash flows in U.S. corporate bonds. This strategy provides greater liquidity, enhances flexibility for our portfolio and increases the opportunity to diversify the investment of our significant cash flows beyond Japanese Government Bonds, with the objective of producing higher returns. In light of 10-year JGB yields hitting historical lows, we want to be flexible in our asset allocation. Given significant changes impacting financial markets including Japanese interest rates and the yen/dollar exchange rate, our investment team is carefully monitoring Japan's monetary and fiscal policies to evaluate investment options related to our JGB asset allocation.

“The strength of our regulatory capital ratios demonstrates our commitment to maintaining financial strength on behalf of our policyholders and bondholders. As we have communicated over the past several years, sustaining strong RBC and SMR ratios remains a priority for us. While we have not yet completed our statutory financial statements for the first quarter, we estimate our quarterly RBC ratio at March 31 was above our 2012 year-end ratio of 630%. We believe Aflac Japan's SMR will also improve over its year-end 2012 level of 669%.

“We communicated last quarter our intention is to purchase $400 to $600 million of our shares this year. We purchased approximately $150 million of our shares in the first quarter of 2013. Given the strength of our capital ratios and parent company liquidity, we are even more comfortable with that range.

“Reflecting the underlying strength of the business, we still expect to have another good year for Aflac. I want to reiterate that our objective for 2013 has not changed: To increase operating earnings per diluted share 4% to 7%, or approximately $6.86 to $7.06 per share, on a currency neutral basis. Assuming we achieve our earnings objective and the yen averages 95 to 100 to the dollar for 2013, we would expect to report operating earnings of $5.99 to $6.37 per diluted share for the full year. Additionally, for the second quarter of 2013, using the same currency assumptions, we expect operating earnings will be in the range of $1.41 to $1.56 per diluted share.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For nearly six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one life insurance company in terms of individual policies in force. Aflac individual and group insurance products provide protection to more than 50 million people worldwide. For seven consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World's Most Ethical Companies. In 2013, FORTUNE magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 15th consecutive year. Also, in 2013, FORTUNE magazine included Aflac on its list of Most Admired Companies for the 12th time, ranking the company number one in the life and health insurance category. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or espanol.aflac.com.

A copy of Aflac's Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com, as well as a complete listing of Aflac's investment holdings in the financial sector along with separate listings of the company's sovereign and financial investments in both perpetual and peripheral Eurozone securities.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Thursday, April 25, 2013.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2013	2012	% Change
Total revenues	$6,208	$6,240	(.5)%
Benefits and claims	3,521	3,646	(3.4)
Total acquisition and operating expenses	1,326	1,392	(4.8)
Earnings before income taxes	1,361	1,202	13.3
Income taxes	469	417
Net earnings	$892	$785	13.7%
Net earnings per share – basic	$1.91	$1.68	13.7%
Net earnings per share – diluted	1.90	1.68	13.1
Shares used to compute earnings per share (000):
Basic	466,462	465,887.1%
Diluted	469,124	468,533.1
Dividends paid per share	$.35	$.33	6.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

MARCH 31,	2013	2012	% Change
Assets:
Total investments and cash	$107,400	$103,104	4.2%
Deferred policy acquisition costs	9,210	9,542	(3.5)
Other assets	3,928	2,906	35.2
Total assets	$120,538	$115,552	4.3%
Liabilities and shareholders’ equity:
Policy liabilities	$92,951	$92,697.3%
Notes payable	4,283	3,964	8.1
Other liabilities	7,769	5,248	48.0
Shareholders’ equity	15,535	13,643	13.9
Total liabilities and shareholders’ equity	$120,538	$115,552	4.3%
Shares outstanding at end of period (000)	466,025	467,463	(.3)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2013	2012	% Change
Operating earnings	$790	$814	(2.9)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	42	(81)
Hedge costs related to foreign currency investments	(3)	—
Impact of other derivative/hedging activities	63	52
Net earnings	$892	$785	13.7%

Operating earnings per diluted share	$1.69	$1.74	(2.9)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.08	(.17)
Hedge costs related to foreign currency investments	(.01)	—
Impact of other derivative/hedging activities	.14	.11
Net earnings per diluted share	$1.90	$1.68	13.1%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2013	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(3.6)%	8.1%
Net investment income	(5.6)	1.7
Total benefits and expenses	(3.8)	7.6
Operating earnings	(2.9)	5.8
Operating earnings per diluted share	(2.9)	5.7

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2013 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2012			Yen Impact
79.81*	$6.86	-	7.06	3.9	-	7.0%	$—
85	6.60	-	6.80	0.0	-	3.0	(.26)
90	6.37	-	6.57	(3.5)	-	(.5)	(.49)
95	6.17	-	6.37	(6.5)	-	(3.5)	(.69)
100	5.99	-	6.19	(9.2)	-	(6.2)	(.87)
*Actual 2012 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac's investment in perpetual securities; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular single-issuer or sector; concentration of business in Japan; increased derivative activities; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; interruption in telecommunications, information technology, and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667, FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com